EXHIBIT 10.3

[Paul J. Meyer Letterhead]

July 25, 2008

Reliv International, Inc.
136 Chesterfield Industrial Blvd.
Chesterfield, MO 63005

Attn:  Mr. Robert L. Montgomery
Chief Executive Officer

Gentlemen:

On behalf of myself and the other members of the Board of Directors of the Paul & Jane Meyer Family Foundation (the “Foundation), we confirm and agree that, for a period of one year from the date of this letter, we will not engage, or encourage or direct any other person to engage, in communication or action adverse to, or in conflict with the actions of, the management of Reliv International, Inc. (the “Company”). This covenant will not, however, impair or affect the Foundation’s sale or transfer of shares of common stock of the Company, subject to the Foundation’s compliance with its obligations under the Stock Purchase Agreement between the Foundation and the Company dated as of July 24, 2008 (the “Stock Purchase Agreement”), or the Foundation’s exercise of any of its rights and remedies under or relating to the Stock Purchase Agreement.

Sincerely,

/s/ Paul J. Meyer
Paul J. Meyer